Exhibit 10.3

AMENDED AND RESTATED

RESTAURANT ABSOLUTELY NET LEASE

WENDY’S RESTAURANT

3013 PEACH ORCHARD ROAD

AUGUSTA, GEORGIA

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ARTICLE VIII - CONDUCT OF BUSINESS		10

8.1	Condition and Use	10
8.2	Competition	10

ARTICLE IX - INSURANCE AND INDEMNITIES		11

9.1	Casualty Insurance	11
9.2	Public Liability Insurance	11
9.3	Certificates of Insurance	11
9.4	Loss and Damage	11
9.5	Hold Harmless	11

ARTICLE X - CONDEMNATION		12

10.1	Total Condemnation	12
10.2	Partial Condemnation	12
10.3	Condemnation Award	12

ARTICLE XI - DEFAULT		12

11.1	Tenant Default	12
11.2	Landlord Default	12
11.3	Parties May Remedy Defaults	13
11.4	Charge For Late Payments	13
11.5	Cross Default	13

ARTICLE XII - ASSIGNMENT, SUBLETTING, AND CONTINUOUS USE		14

12.1	Tenant Assignment and Subletting	14
12.2	Landlord Assignment	14
12.3	Continuous Use	14

ARTICLE XIII - RIGHT OF FIRST REFUSAL		15

13.1	Right of First Refusal	15

ARTICLE XIV - MISCELLANEOUS		15

14.1	Accord and Satisfaction	15
14.2	Entire Agreement	15
14.3	No Partnership	15
14.4	Force Majeure	15
14.5	Waiver	15
14.6	Notices	15
14.7	Partial Invalidity	16
14.8	Memorandum Lease	16
14.9	Consent	16
14.10	Quiet Title	16
14.11	Remedies Cumulative	16
14.12	Binding Effect	16
14.13	Applicable Law	16
14.14	Holding Over	16
14.15	Subordination and Attornment	17
14.17	Signatures	18

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Wensouth Corporation (“Wensouth”) leased the premises commonly known as 3013 Peach Orchard Road, Augusta, Georgia, from DiVall Insured Income Properties 2 Limited Partnership (“Landlord”), pursuant to a Restaurant Absolutely Net Lease dated December 20, 1988. Wensouth subsequently assigned its interest in the Restaurant Absolutely Net Lease to Wensouth Orlando, Ltd. Wensouth Orlando, Ltd. assigned its interest in the Restaurant Absolutely Net Lease to Wencoast Restaurants, Inc. (“Wencoast”), and Wencoast and Landlord amended such Restaurant Absolutely Net Lease by an Amendment of Lease Agreement dated November 9, 2000. Pursuant to an Assignment, Assumption and Amendment of Lease dated as of July 2, 2007, Wencoast assigned the Restaurant Absolutely Net Lease to Wendgusta, LLC (“Tenant”), and Landlord and Tenant amended the Restaurant Absolutely Net Lease. Landlord and Tenant subsequently amended the Restaurant Absolutely Net Lease by an Amendment of Lease dated as of December 23, 2008. Tenant subsequently extended the term of the Restaurant Absolutely Net Lease to November 6, 2026. Following a fire at the premises in July of 2018, the Landlord and Tenant further amended the Restaurant Absolutely Net Lease by a Lease Amendment. Such Restaurant Absolutely Net Lease, as subsequently assigned, amended and extended, may be referred to as the “Original Lease.”

In exchange for good and valuable consideration, Landlord and Tenant execute this Amended and Restated Restaurant Absolutely Net Lease (the “Lease”) on this 23rd day of April, 2020, with the intent that this Lease will amend, restate and replace the Original Lease effective January 1, 2021, at which time the Original Lease will no longer be in force and effect. The Original Lease will remain in force and effect following the execution of this Lease through December 31, 2020. Landlord and Tenant agree as follows:

ARTICLE I - VARIABLE TERMS

1.1	Date of Lease: April 23, 2020

1.2	Landlord: DiVall Insured Income Properties 2 Limited Partnership

1.3	Address: c/o The Provo Group, Inc., 1900 W. 75th Street, Suite 100, Prairie Village, Kansas 66208

1.4	Tenant: Wendgusta, LLC, a Georgia limited liability company

1.5	Address: 27 Central Avenue, Cortland, New York 13045

1.6	Premises Street Address: 3013 Peach Orchard Rd., Augusta, Georgia

1.7	Premises Legal Description: (See Exhibit A for Legal Description)

1.8	Commencement Date: January 1, 2021

1.9	Length of Original Lease Term: Twenty (20) Years

1.10	Extension Options: None

1.11	One Time Fixed Rental Charge: Intentionally Omitted

1.12	Base Annual Rent: $188,000

1.13	Lease Insurance Cost Factored into Rent: Intentionally Omitted

1.14	Factor for Additional Lease Insurance: Intentionally Omitted

1.15	Fixed Rent Increases: Intentionally Omitted

1.16	Lease Years to which Fixed Rent Increases Apply: Intentionally Omitted

1.17	Additional Rent Percentage: 7%

1.18	Base Gross Sales: $2,350,000

1.19	Security Deposit: $6,250.00

1.20	Trade Name and or Trademarks: Wendy’s Old Fashioned Hamburgers

1.21	Permitted Use: Nationally recognized Franchised Restaurant

1.22	Prohibited Neighborhood Operations: Wendy’s Restaurant

1.23	Addendum A: Intentionally Omitted
Addendum B: Intentionally Omitted

ARTICLE II - GRANT AND TERM

2.1 Premises. In consideration of rents, terms, covenants and agreements to be performed and observed by Tenant, as hereinafter set forth, Landlord leases to Tenant, and Tenant leases from Landlord, the real estate described in Section 1.6 and Section 1.7 together with all rights and appurtenances belonging or appertaining thereto and all buildings, structures and other improvements now or hereafter located thereon (“Premises”).

2.2 Original Term. The original term of this Lease (the “Term”) shall commence on the Commencement Date set forth in Section 1.8 (the “Commencement Date”), and shall be for the number of lease years set forth in Section 1.9, terminating at 12:00 midnight on the last day of the last lease year unless otherwise terminated earlier hereunder, or extended as provided in Section 6.3(c). The term “Lease Year” shall mean a calendar year beginning on January 1 and ending on December 31.

2.3 Option to Extend. Tenant has no option to extend.

2.4 Surrender of Premises. At the expiration or any termination of this Lease, Tenant shall surrender the Premises in the same condition as at the commencement of the Term, reasonable wear and tear excepted, and shall surrender all keys or other means of access to Landlord. Subject to the provision of Article V hereof, all alterations, additions and improvements constructed or located on the Premises, whether constructed by or on behalf of Tenant or otherwise, and also any permanent fixtures located on the Premises, shall, upon the expiration or termination of this Lease, become the Property of Landlord.

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2.5 Tenant’s Access. Intentionally Omitted.

ARTICLE III - RENT

3.1 One Time Fixed Rental Charge. Intentionally Omitted.

3.2 Base Rent. During the Term, Tenant covenants and agrees to pay to Landlord, in advance on the first day of each month at Landlord’s address, without demand or offset whatsoever, one-twelfth (1/12) of the Base Annual Rent (as defined below) (the “Base Monthly Rent”). The first Base Monthly Rent payment shall be due on the Commencement Date of this Lease. Landlord may require automatic monthly debiting of Tenant’s account for Base Monthly Rent and for one-twelfth (1/12) of the estimated annual real estate taxes. Landlord shall not require automatic debiting of Tenant’s account unless Tenant shall have been delinquent on payment of Base Monthly Rent at least twice in any twelve (12) month period.

3.3 Base Rent Adjustment for Lease Insurance Lost. Intentionally Omitted.

3.4 Base Rent Increases. Intentionally Omitted.

3.5 Additional Rent.

(a) In addition to the Base Annual Rent as set forth in Section 1.12 (the “Base Annual Rent”), Tenant agrees to pay Landlord on an annual basis the Additional Rent Percentage set forth in Section 1.17 of Tenant’s Gross Sales (as defined below) for each Lease Year over the amount of Base Gross Sales set forth in Section 1.18 (the “Percentage Rent”). The term “Gross Sales” as used herein shall (subject to the exceptions and authorized deductions hereinafter set forth) mean the gross amount received during the applicable Lease Year for everything sold upon or from the Premises, either for cash or credit, with the full amount of credit sales being reported as gross sales in month in which said credit sales are made. Only commissions or location rents received from vending machines shall be included in the gross sales thereof. The term Gross Sales as used herein shall not include: (i) the amount of sales or excise taxes collected from customers; (ii) the receipts from sales to employees of the store on the Premises, sold to them in the course of their employment at or below cost, provided such sales are registered and recorded separately from other sales; (iii) the proceeds of the sale of any franchise to operate the business on the Premises and all fees, charges or rents charged to or received from any such franchisee, and (iv) the proceeds of the sale of any of Tenant’s trade fixtures or store equipment used on the Premises.

(b) This Lease is an absolutely net lease of the Premises and, in addition to the Base Annual Rent and the Percentage Rent payable to Landlord, Tenant will pay any and all costs and expenses associated with the Premises during the Term, and any such costs or expenses, if paid to Landlord, will be deemed additional rent.

(c) The Additional Rent (as defined in the Original Lease) for the Lease Year ending December 31, 2020, will be paid by Tenant to Landlord not later than February 15, 2021. On or before February 15 of the next following twenty (20) calendar years, Tenant shall pay to Landlord the Percentage Rent due hereunder (if any) for the immediately preceding Lease Year.

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3.6 Reports.

(a) Tenant agrees to submit to Landlord on or before the tenth (10th) day following the end of each calendar month during the Term a written statement, signed and verified by an authorized representative of Tenant as true and correct, showing the amount of Gross Sales from the business conducted at, upon or from the Premises by Tenant during the preceding calendar month, and an itemization of all authorized deductions therefrom. Tenant further agrees to submit to Landlord on or before the sixtieth (60th) day following the end of each Lease Year a written statement, signed and verified by an authorized representative of Tenant as true and correct, showing the amount of such Gross Sales during the preceding Lease Year and an itemization of all authorized deductions therefrom. Said annual statement shall also be duly certified to be true and correct and in compliance with the definition of Gross Sales by a senior officer of Tenant in accordance with sound and accepted accounting practice consistently applied. The statements referred to in this Section shall be in such form and style and shall contain such details and information as Landlord may reasonably designate and shall be delivered to the address that Landlord may from time to time designate. The acceptance by Landlord of payments of Percentage Rent or reports of Gross Sales shall be without prejudice and shall not constitute a waiver of Landlord’s right to claim a deficiency in the payment of Percentage Rent or to audit Tenant’s books and records.

(b) If Tenant’s Gross Sales are required to be reported on any Federal, State or local sales tax return and Gross Sales so reported on any of said returns shall exceed the Gross Sales as reported by Tenant under this Lease, then the Gross Sales shall be taken at the highest figure so reported. If any governmental authority shall increase the Gross Sales reported by Tenant on any such tax return for any Lease Year for which such sales have been reported, then Tenant shall notify Landlord promptly of such increase, supply to Landlord a true copy of such governmental action and pay any additional Percentage Rent due under this Lease.

(c) Tenant must also provide Landlord a copy of any report provided to Tenant’s franchisor, Quality is Our Recipe, LLC, which is a subsidiary of The Wendy’s Company (“Franchisor”), that reports gross sales for the Premises, contemporaneously with providing such report to Franchisor. If the gross sales for the Premises are different than the Gross Sales otherwise reported by Tenant, Tenant will provide a detailed explanation reconciling the differences.

(d) Landlord shall have the right, upon written demand within thirty (30) days thereafter, and at Landlord’s sole expense, to have Tenant’s records of Gross Sales for any annual statement period inspected at Tenant’s offices by a licensed accountant of Landlord’s choice. In the event such inspection discloses an error of three percent (3%) or more in Tenant’s annual statements of Gross Sales, as adjusted, then in such event the reasonable costs of such inspection shall be paid by Tenant. Landlord’s failure to make such written demand shall not constitute a waiver of said right for said fiscal year.

3.7 Adjustment to Base Gross Sales. Intentionally Omitted.

3.8 Audited Financial Statements. Tenant shall provide Landlord with copies of Tenant’s financial statements (including, without limitation a Balance Sheet and an Income Statement) for each fiscal year ending on the last Sunday of December, beginning with the fiscal year ending December 27, 2020. Such financial statements will (i) be prepared on the same basis of accounting as the Tenant uses for its federal income tax returns, (ii) be reviewed by a firm of certified public accountants, (iii) be of similar detail as the financial statements contained in the Independent Accountant’s Review Report of Vrona & Van Schulyer CPAs, PLLC dated February 1, 2020, and (iv) be delivered to Landlord promptly upon receipt from said certified public accountants but in no event no later than March 1 of the following calendar year for each year during the Term of the Lease, as it may be extended.

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ARTICLE IV - SECURITY DEPOSIT

4.1 Security Deposit. Tenant shall also deposit with Landlord the Security Deposit set forth in Section 1.19 of this Lease (the “Security Deposit”) on or before the date of full execution of this Lease. Landlord acknowledges that a Security Deposit in the amount of $6,250 is held by Landlord under the Original Lease, which amount will be deemed to be deposited with Landlord pursuant to this Lease.

(a) Said Security Deposit shall be held by Landlord, without liability for interest thereon, as security for the full and faithful performance by Tenant of each and every term, covenant and condition of this Lease to be observed and performed by Tenant. Such Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant and any such act on the part of Tenant shall be null and void and of no force and effect.

(b) If any of the rents or any other sum payable by Tenant to Landlord shall be unpaid or should Tenant fail to perform any of the terms of this Lease, then Landlord may, and without prejudice to any other remedy, appropriate and apply said Security Deposit to rent or other sum owed by Tenant. Any sums so applied shall be immediately due from and paid to Landlord by Tenant so as to restore the Security Deposit to the original sum required to be deposited. In the event Tenant shall fully and faithfully comply with all of the terms, covenants and conditions of this Lease, said Security Deposit shall be returned in full to Tenant following the date of the expiration of the Term and the surrender of the Premises by Tenant in compliance with the provisions of this Lease.

(c) In the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Tenant, or its successors or assigns, such Security Deposit shall be deemed to be applied first to the payment of any rents and/or other charges due Landlord for all periods prior to the institution of such proceedings and the balance, if any, of such Security Deposit may be retained by Landlord in partial liquidation of Landlord’s damages.

(d) Landlord may deliver the Security Deposit to the purchaser or other transferee of Landlord’s interest in the Premises and thereupon Landlord shall be discharged and released from all further liability with respect to such Security Deposit, and Tenant agrees to look solely to the new landlord or other transferee for the return of said Security Deposit. No holder of a mortgage or deed of trust or lessor under a ground or underlying lease to which this Lease is or may be superior or subordinate, shall be responsible in connection with the Security Deposit, unless such mortgagee or holder of such deed of trust or lessor shall have actually received the Security Deposit.

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ARTICLE V - CONSTRUCTION AND ALTERATIONS

5.1 Construction, Alterations, Improvements and Changes.

(a) Tenant, at its own expense, and only after written permission of Landlord has been first obtained, shall have the right to: (i) alter and/or improve any improvement now existing on the Premises; (ii) construct a new or additional building and/or other improvements on the Premises; and (iii) make such alterations, improvements and changes to any such building and/or other improvements as Tenant may deem necessary. Landlord hereby waives right of permission for improvements which shall not materially alter the look or function of the Premises, provided such improvements shall be to Landlord’s benefit, and further provided that all improvements made over any twenty-four (24) month period shall be aggregated and shall not exceed 30% of the Base Annual Rent. Any building or improvements shall be constructed in full compliance with any and all laws, ordinances, rules and regulations which may govern the same. Tenant shall hold Landlord harmless against any loss or damage by reason of Tenant’s construction of any building or improvement on the Premises. Tenant shall not be required to receive Landlord’s approval for any alteration required by Wendy’s International pursuant to the franchise agreement covering the Premises.

(b) During the Term, each party agrees to hold the other party free and harmless from any and all liens that might attach to the Premises on account of labor performed or for material furnished to the Premises at the instance of such party, and agrees to pay or discharge any such liens within thirty (30) days, except any liens, the validity of which are being contested diligently by appropriate legal proceedings. Landlord hereby subordinates any statutory or common law lien it may have on Tenant’s personal property and fixtures located on the Premises to any purchase money lien attaching to such items, and acknowledges that Landlord has no lien on any personality, fixtures and equipment located on the Premises and owned by a third party who reserves the right of removal under agreement with Tenant. Landlord shall from time to time execute any documents necessary to give effect to such subordination or waiver of liens.

5.2 Fixtures and Equipment.

(a) Tenant may, at its own expense, furnish and install such business and trade fixtures and equipment in and on the Premises as may be necessary or desirable for Tenant’s business. Such fixtures and equipment shall remain the personal property of Tenant and shall be removed by Tenant at the expiration or termination of this Lease. Upon removal of such fixtures and equipment, Tenant shall restore the Premises to its condition at the beginning of the Term, reasonable wear and tear excepted. Tenant shall furnish the signs to be used on the Premises for the advertisement of the business.

(b) Tenant may request approval of Landlord for the right to allow a Lender providing financing to Tenant to place a lien of record, provided that: (i) the lien is for the amount of funding to the Premises only, and (ii) the lien shall not affect, diminish or impede any of Landlord’s rights pursuant to this Lease, and (iii) the items of equipment or other items covered by the lien are specifically listed, and (iv) the lien specifically states that no lien is claimed against Landlord’s property. Landlord’s approval shall not be unreasonably withheld.

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5.3 Alterations at Termination. Tenant agrees that all buildings, structures, and improvements erected upon the Premises, together with all the appurtenances (which will not include fixtures, equipment, signs, and advertising devices), located on the Premises as of the Commencement Date, are the sole property of Landlord. Any buildings, structures or other improvements together with all the appurtenances (which will not include fixtures, equipment, signs and advertising devices) which are constructed on the Premises during the Term, will become the sole property of Landlord when so constructed, erected or placed on the Premises. Tenant agrees to satisfy or have satisfied all mortgages, liens, or encumbrances placed on its interests in the Premises on the date or surrender.

5.4 Removal of Signs and Trademarks at Termination. Landlord understands that any and all signs which were not structural and included in the cost of the building bearing the name set forth in Section 1.20 (or any derivation thereof) on the Premises, are the property of Tenant and shall remain the property of Tenant. Landlord shall not use or acquire any interest in property not included in the cost of the building bearing such trade name, trademark, or symbol, registered or otherwise. Landlord grants to Tenant the right within thirty (30) days after termination of the Lease, to enter the Premises and remove any and all property bearing such trade name, trademark or other symbol, whether or not registered. Any sign poles or other devices supporting signage on the Premises shall become the property of Landlord.

ARTICLE VI - MAINTENANCE, REPAIRS, COVENANT AGAINST ENCUMBRANCESAND LIENS, AND DESTRUCTION

6.1 Maintenance and Repair by Tenant.

(a) Tenant shall, at its own cost and expense, keep, maintain and repair the Premises in good condition. Such repair and maintenance obligations apply to the entire Premises, including without limitation (i) all buildings and improvements of every kind which may be a part thereof (whether interior or exterior, structural or non-structural); (ii) all heating, electrical, air conditioning, ventilating and plumbing equipment therein; and (iii) all appurtenances thereto, including sidewalks and parking areas adjacent thereto. Tenant shall repair, restore and replace any such improvements which may become inoperable or be destroyed or damaged by fire, casualty, or any other cause. In the event the Premises are or become subject to the common area maintenance charges, or other third party billings, Tenant shall be responsible therefor. Tenant shall comply with all federal, state, county, municipal and other governmental statutes, ordinances, laws and regulations affecting the Premises and improvements thereon, or any activity or condition on or in the Premises. Tenant shall, at its own expense, keep the Premises in sanitary, clean and neat order and keep the sidewalks and parking area free of snow and trash.

(b) If Tenant shall fail, refuse or neglect to make repairs in accordance with the terms and provisions of this Lease or if Landlord is required to make any repairs by reason of any act, omission to act, or negligence of Tenant, or its assignees, subtenants, concessionaires or licensees, or their respective employees, agents or contractors, Landlord shall have the right, at its option, after Landlord shall have given to Tenant a ten (10) day notice (except in case of an emergency), (i) to make such repairs on behalf of and for the account of Tenant, (ii) to enter upon the Premises for such purposes, (iii) to add the cost and expenses thereof, to and for the next installments of the Base Monthly Rent due. Tenant agrees to pay such amount. Nothing contained in this Section shall be deemed to impose any duty upon Landlord or affect in any manner the obligations assumed by Tenant hereunder. Any cost or expense incurred by Landlord and chargeable to Tenant as herein provided shall be reduced to the extent that Landlord is reimbursed, therefore, under any policy of insurance.

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6.2 Covenant Against Encumbrances and Liens. Tenant shall not encumber its Leasehold interest in the Premises and shall do all things necessary to prevent the filing of any mechanics’ or other liens against the Premises or the interest of Landlord or any ground or underlying lessors therein or the interest of any mortgagees or holders of any deed of trust covering the Premises by reason of any work, labor, services or materials performed or supplied or claimed to have been performed or supplied to Tenant or anyone holding the Premises, or any part thereof, through or under Tenant. If any such lien shall at any time be filed, Tenant shall either cause the same to be vacated and cancelled of record within thirty (30) days after the date of the filing thereof, or, if Tenant in good faith determines that such lien should be contested, Tenant shall furnish such security, by surety bond or otherwise as is prescribed by law, to release the same as a lien against the real property, or to post a letter of credit with Landlord to be used to prevent any foreclosure of such lien during the pendency of such contest. If Tenant shall fail to vacate or release such lien in the manner and within the time period aforesaid, then, in addition to any other right or remedy of Landlord resulting from Tenant’s said default, Landlord may, but shall not be obligated to, vacate or release the same by paying the amount prescribed by law. Tenant shall repay to Landlord, on demand, all sums disbursed or deposited by Landlord pursuant to the foregoing provisions of this Section, including Landlord’s cost and expenses and reasonable attorney’s fees incurred in connection therewith. Nothing contained herein shall imply any consent or agreement on the part of Landlord or any ground or underlying lessors or mortgagees or holders of deeds of trust of the Premises to subject their respective estates or interest to liability under any mechanics’ or other lien law, whether or not the performance or the furnishing of such work, labor, services or materials to Tenant or anyone holding the Premises, or any part thereof, through or under Tenant, shall have been consented to by Landlord and/or any of such parties.

6.3 Damage and Destruction.

(a) In the event the Premises shall be damaged or partially destroyed by fire or the elements to the extent of less than one-third (1/3) of the cost of replacement thereof above foundation, the same shall be repaired as quickly as is practicable, by and at the expense of Tenant, provided however that Tenant shall be entitled to receive from Landlord up to the cost of said repairs or replacements to the extent that insurance proceeds shall have been received by Landlord. If such damage or partial destruction shall be of such character, in Landlord’s sole opinion, so as to require Tenant to discontinue occupancy therein, the rental provided for herein shall abate from the date of such closing until the Premises are again ready for occupancy. During the period of repair or construction, Tenant’s other obligations under this Lease, including without limitation, pursuant to Articles VII and IX, will continue unabated.

(b) If during the first fifteen (15) Lease Years of the Term, the Premises are subject to Total Destruction (as defined below) by fire or other casualty, within thirty (30) days following such destruction, Landlord and Tenant may mutually agree to terminate this Lease and neither party will be obligated to rebuild or repair the Premises. For purposes of this Section, “Total Destruction” means damage to an extent of more than one-third (1/3) of the cost of replacement of the Premises above the foundation. If the Lease is terminated pursuant to Section 6.3, then all insurance proceeds with respect to the Premises will be paid to Landlord, with the exception that the insurance proceeds paid for Tenant’s furniture, fixtures, and equipment will be paid to Tenant. Further, the Base Annual Rent must be paid by Tenant up to the date the Lease is so terminated, and any Base Annual Rent paid with respect to the period following the termination will be paid to Tenant.

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(c) If the Lease is not terminated pursuant to Section 6.3, then the Premises must be repaired and replaced by and at the expense of Tenant, provided, however, that Tenant shall be entitled to receive any insurance proceeds actually received by Landlord with respect to the Total Destruction, up to the cost of such repairs and replacement. Tenant shall initiate and pursue the necessary work with all reasonable dispatch, in a manner consistent with sound construction methods, but it shall not be liable for any delays or interruptions occasioned by strikes, casualties, critical materials in short supply, governmental regulations, or any other causes beyond its control. Following the restoration of the Premises or completion of repairs thereto, possession and occupancy of said Premises shall be tendered to Tenant and Base Annual Rent shall begin to as of that date, and pro-rated payments of the Base Monthly Rent will be paid on such date, whereupon this Lease shall continue unabated for the remainder of the Term. In the event the insurance coverage to be provided by Tenant pursuant to Section 9.1 of this Lease shall fail to cover any portion of the cost of restoring the Premises from any damage, destruction, or casualty loss of any kind whatsoever, the deficiency shall be paid by Tenant. In the event Landlord shall have to disburse any of its own funds to restore the Premises, the same shall be immediately due to Landlord from Tenant and shall be deemed additional rent. During the period of repair or construction, Tenant’s other obligations under this Lease, including without limitation, pursuant to Articles VII and IX, will continue unabated. The Term of the Lease will be extended by a period equal in duration to the period beginning on the date of the Total Destruction and ending on the date the repair and replacement of the Premises has been completed.

(d) Provided Tenant has paid Percentage Rent with respect to at least one of the two (2) full Lease Years preceding the Total Destruction of the Premises, if a Total Destruction of the Premises occurs during the last five (5) Lease Years of the Term, Tenant will have the right to terminate the Lease as of the date of such Total Destruction by written notice to Landlord within thirty (30) days following the Total Destruction. If Tenant so elects to terminate the Lease, neither party will be obligated to repair or rebuild the Premises, and the insurance proceeds and Base Annual Rent will be handled as provided in Section 6.3(b). If Tenant does not elect to so terminate the Lease, the Premises must be repaired or replaced pursuant to Section 6.3(c).

ARTICLE VII - UTILITIES AND TAXES

7.1 Utilities. Tenant shall, during the Term fully and promptly pay for all water, sewer, gas, heat, light, power, telephone services, internet access and other public utilities of every kind furnished to the Premises. Landlord shall not be liable to Tenant for any interruption in the aforesaid utility service.

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7.2 Taxes and Assessments.

(a) Tenant shall, pay and discharge as they become due, promptly and before delinquency, all taxes, assessments, rates, license fees, municipal liens, levies, excises or imports of every nature and kind levied, assessed, charged, or imposed during the Term on or against the Premises, Tenant’s leasehold interest in the Premises or personal property of any kind owned or placed in the Premises by Tenant. Tenant’s responsibility shall include any lease taxes imposed regardless of who the governing body assessing the tax shall deem responsible for payment. All such taxes and charges (with the exception of personal property taxes on Tenant’s personal property) shall be prorated at the commencement and expiration of the Term if appropriate. Notwithstanding the foregoing, Tenant shall only be obligated to pay installments of special assessments (using the longest amortization schedule available) coming due during the Term.

(b) Tenant shall have the right at its own cost and expense to initiate and prosecute any proceedings permitted by law for the purpose of obtaining an abatement of or otherwise contesting the validity or amount of taxes assessed to or levied upon the Premises and required to be paid against Landlord’s estate and, if required by law, Tenant may take such action in the name of Landlord who shall cooperate with Tenant to such extent as Tenant may reasonably require, provided, however, that Tenant shall fully indemnify and save Landlord harmless from all loss, cost, damage, and expense incurred by or to be incurred by Tenant as a result thereof.

(c) If Tenant fails to pay any real estate taxes on the Premises prior to delinquency, then Landlord may require Tenant to pay to Landlord one-twelfth (1/12) of anticipated real estate taxes on the Premises for each Lease Year with each installment of the Base Monthly Rent. In the event said payments shall not be sufficient to pay the actual real estate tax amount when known, Tenant shall pay such shortfall immediately to Landlord. In the event any excess over the amount due has been paid by Tenant, Tenant may direct Landlord either to apply the excess to the real estate taxes for the following year, or to pay such excess back to Tenant. In the event timely payment of taxes could be made in more than one (1) calendar year, Landlord shall pay timely up to the amount due or the amount paid to Landlord by Tenant (whichever is less) in whichever calendar year Tenant shall designate, provided Tenant shall notify Landlord of designation within ten (10) days of receipt of the applicable tax bill.

ARTICLE VIII - CONDUCT OF BUSINESS

8.1 Condition and Use. Tenant shall use the Premises for the purposes of conducting thereon the business allowed in Section 1.21, and for incidental purposes related thereto. Tenant may not change Tenant’s use of the Premises without Landlord’s prior approval. No use shall be permitted, or acts done, which will cause a cancellation of any insurance policy covering the Premises. Tenant shall not sell, permit to be kept, used or sold in or about the Premises any article which may be prohibited by the standard form of fire insurance policy. Tenant shall, at its own expense, comply with all requirements of any insurance company necessary for the maintenance of insurance required in this Lease.

8.2 Competition. Tenant shall not, during the Term, use, or permit any occupant thereof to use, or sell or lease to anyone any property owned or leased by Tenant and located within a one (1) mile radius of the Premises for operation of any prohibited neighborhood operations as set forth in Section 1.22. The terms of this Section shall not apply to Wendy’s Restaurants located inside of a mall if such restaurant has no customer entrance directly from the out of doors, i.e., where all customers must enter the restaurant by first passing through common areas of the mall.

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ARTICLE IX - INSURANCE AND INDEMNITIES

9.1 Casualty Insurance. Tenant shall, at all times during the Term, at Tenant’s sole expense, keep the building and all improvements, which are now or hereafter a part of the Premises, insured against loss or damage by fire and extended coverage hazards in an amount equal to at least one hundred percent (100%) of the full insurable value thereof, excluding land, foundation and excavation costs, with loss payable to Landlord and Landlord’s mortgagee as their interests may appear. Tenant shall pay the premiums thereon when due and shall request a waiver of coinsurance, or if such waiver is unavailable, shall comply with the coinsurance provisions thereof.

9.2 Public Liability Insurance. Tenant shall, at all times during the Term, and at Tenant’s sole expense, keep in full force and effect a policy of public liability and property damage insurance with respect to the Premises and all business operated thereon, with limits of public liability not less than One Million and No/100 Dollars ($1,000,000.00) for injury of or death to any one person, and One Million and No/100 Dollars ($1,000,000.00) for injury or death in any one occurrence, and property damage liability insurance in the amount of Ten Thousand and No/100 Dollars ($10,000.00). Tenant may provide the required insurance by one or more policies, any of which may be blanket coverage provided that the dollar amounts of required coverage can be determined to be provided by the policy (policies).

9.3 Certificates of Insurance. Tenant shall, with respect to any insurance coverage required in this Lease, furnish Landlord with certificates of insurance stating that Landlord will be notified in writing ten (10) days prior to cancellation, material change or non-renewal of insurance. If higher limits of insurance on the Premises than those specified above are carried at the election of Tenant or because higher limits are required by Franchisor, then such higher limits will apply to this Lease.

9.4 Loss and Damage. Tenant shall be solely responsible for carrying personal property insurance sufficient to cover loss of all personal property on the Premises. Such policies must be approved by Landlord. Landlord shall not be liable for any damage to or loss of property of Tenant or others located on the Premises.

9.5 Hold Harmless. Landlord shall not be liable for (and Tenant hereby indemnifies Landlord against) any loss, injury, death or damage to persons or property which at any time may be suffered or sustained by Tenant or by any person whosoever may at any time be using, occupying or visiting the Premises or be in, on, or about the same whether such loss, injury, death, or damage shall be caused by or in any way result from or arise out of any act, omission, or negligence of Tenant or of any occupant, subtenant, visitor, or user of any portion of the Premises, or shall result from or be caused by any other matter or thing whether of the same kind as or of a different kind than the matters or things above set forth. Tenant hereby waives all claims against Landlord for damages to the building and improvements that are now on or hereafter placed or built on the Premises, and for injuries to persons or property in or about the Premises, from any cause arising at any time. The two preceding sentences shall not apply to loss, injury, death or damage arising by reasons of the negligence or misconduct of Landlord, its agents, or employees.

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ARTICLE X – CONDEMNATION

10.1 Total Condemnation. In the event that the entire Premises, or such part of the Premises (including entrances, exits and parking area) as will render the remainder unsuitable for Tenant’s use, in Tenant’s sole opinion, shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate and expire as of the date of taking.

10.2 Partial Condemnation. In the event of partial condemnation, not rendering the remainder of the Premises unsuitable for Tenant’s use, in Tenant’s sole opinion, this Lease shall remain in full force and effect, with the exception that the Base Annual Rent shall be reduced to the extent that an appraisal of the leasehold value of the Premises shall show a decrease in market rent as a result of the taking, provided that the appraiser has been chosen jointly by Landlord and Tenant and further provided that in no event shall the reduction exceed a pro rata reduction based on the proportion of the Premises taken to the total size of the original Premises. Provided further that, if Percentage Rent becomes payable for the Lease Year in which such Base Annual Rent was adjusted, or any subsequent Lease Year, the Base Annual Rent for the next following Lease Year will be restored to the original, unadjusted Base Annual Rent.

10.3 Condemnation Award. Landlord will be the only party entitled to receive a condemnation award (whether by negotiation or court action) from any taking of the Premises by condemnation or eminent domain. Landlord will be the sole party entitled to negotiate or prosecute such a claim, at its sole cost and expense, but Tenant will reasonably cooperate in such efforts. If applicable state law allows separate compensation to Tenant for any diminution in value of the leasehold estate or moving expenses, Tenant, at Tenant’s sole cost and expense, may pursue such claims, so long as such claims result in a separate award to Tenant and will not reduce the award payable to Landlord for the taking of the Premises.

ARTICLE XI – DEFAULT

11.1 Tenant Default. If (i) default shall be made in the payment of Base Monthly Rent, Percentage Rent, or any other charge due hereunder, for a period of ten (10) days after written demand (a rejected debit of Tenant’s account pursuant to Section 3.2 shall be deemed written demand for the amount rejected); or (ii) default shall occur in the due performance or observance of any other covenant, condition or provision of this Lease on the part of Tenant to be performed, kept or observed, and if Tenant shall not have taken and diligently continued to pursue steps to remedy the same within thirty (30) days after receipt by Tenant of written notice from Landlord specifying the default, then Landlord may re-enter the Premises and exercise any right or remedy provided by law, equity, or this Lease.

11.2 Landlord Default. Landlord shall not be deemed to be in default hereunder with respect to any of the terms, covenants or conditions of this Lease unless Tenant shall first give written notice to Landlord and Landlord fails within thirty (30) days of receipt thereof to cure said default, or, if the default is of such a nature that it cannot reasonably be cured within thirty (30) days, Landlord fails to commence to cure such default within such period of thirty (30) days or fails thereafter to proceed to the curing of such default with all possible diligence.

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11.3 Parties May Remedy Defaults. In the event of any default hereunder by either party, Landlord or Tenant respectively, may immediately or at any time thereafter, after having given the other party the requisite notice to cure the same and the time for such correction having elapsed, cure such default for the account and at the expense of the other party. If Landlord or Tenant at any time, by reason of such default, is compelled to pay, or elects to pay, any sum of money, or incurs any expense, including reasonable attorney’s fees, in instituting or prosecuting any action or proceeding to enforce such party’s rights hereunder, the sum or sums so paid or incurred by such party, (i) if paid or incurred by Landlord shall be deemed to be additional rent hereunder and shall be due from Tenant to Landlord on the first day of the month following the payment of such respective sums, and (ii) if paid or incurred by Tenant shall be deductible to the extent thereof from subsequent payments of Base Monthly Rent. Any amounts payable by either Landlord or Tenant hereunder shall bear interest equal to the current rate which the non-defaulting party can then obtain from its usual commercial lender in the ordinary course of business. This option given to the parties is intended for their protection and its existence shall not release the parties from the obligation to perform the terms and covenants herein provided or deprive Landlord or Tenant of any legal rights which they may have by reason of the other party’s default.

11.4 Charge For Late Payments. Without prior notice to Landlord, in addition to any and all costs to become payable by Tenant under Section 11.3 above, Tenant agrees to pay to Landlord a collection fee of three percent (3%) of any amount due to Landlord which is not received by Landlord by the tenth (10th) day after the date on which it was due. At any time that rent is outstanding past the date on which a late rent collection fee can be levied by Landlord, Landlord may also charge Tenant one (1) percent per month on the outstanding balance from the date that the balance was first due. For the purposes of this Section, all funds received by Landlord from Tenant will be applied (i) first to any overdue rent, (ii) then to any late rent collection fees or additional charges hereunder, and (iii) any balance to the current month’s Base Monthly Rent. In the event such charges are levied, and the next payment by Tenant is not sufficient to pay all charges levied by Landlord, Landlord shall provide Tenant a statement showing the application of Tenant’s funds to any of the charges in this Section within fifteen (15) days after receipt of funds against which such charges are levied. Landlord’s waiver of, or failure to collect any amounts due pursuant to this Section shall not preclude Landlord from future collection of such charges. Nothing in this clause shall be construed to grant Tenant the option to pay the rent after the due date, and all default remedies shall be available to Landlord in addition to and during the collection of the amounts set forth in this Section.

11.5 Cross Default. Landlord and Tenant are currently parties to Restaurant Absolutely Net Leases for Wendy’s restaurants located at (i) 1901 Whiskey Road, Aiken, South Carolina; (ii) 1004 Richland Avenue, Aiken, South Carolina; (iii) 1717 Martintown Road, North Augusta, South Carolina; (iv) 1730 Walton Way, Augusta, Georgia; and (v) 3859 Washington Road, Martinez, Georgia (collectively, with the Original Lease and this Lease, the “Wendy’s Leases”). Simultaneously with the execution of this Lease, Tenant and Landlord have executed similar amended and restated leases with respect to premises located at 1901 Whiskey Road, Aiken, South Carolina, and 1004 Richland Avenue, Aiken, South Carolina, which will also be considered Wendy’s Leases. Any default by Tenant under the terms and conditions of any of the Wendy’s Leases shall be deemed to be a simultaneous default by Tenant under this Lease, and Landlord shall be entitled to exercise any and all remedies for such default afforded to Landlord under this Lease, at law or in equity.

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ARTICLE XII - ASSIGNMENT, SUBLETTING, AND CONTINUOUS USE

12.1 Tenant Assignment and Subletting.

(a) Tenant shall have the right to assign this Lease or sublet the Premises only with Landlord’s prior written consent, which consent shall not be unreasonably withheld nor unduly delayed. However, such consent may be withheld if, in Landlord’s sole discretion, such assignee or subtenant is unlikely to achieve sales volumes currently, or in the future, consistent with those sales volumes originally anticipated to be achieved from Tenant herein.

(b) Notwithstanding the provisions of Section 12.1(a) to the contrary, Tenant may assign or sublet this Lease without the consent of Landlord, provided all of the following conditions are met: (i) the assignee or subtenant at the time of the transfer is either Franchisor or a franchisee of Franchisor operating not less than five (5) Wendy’s restaurants and meeting Franchisor’s current financial requirement for a multi-unit franchisee, (ii) all Wendy’s Leases (as defined in Section 11.5) are assigned or sublet to such assignee or subtenant, (iii) Tenant has provided Landlord not less than thirty (30) days’ prior written notice of such assignment or sublease, and (iv) the assignee or subtenant executes a written assumption agreement with respect to all the Wendy’s Leases, assuming all of the obligations of Tenant upon terms reasonably acceptable to Landlord. The parties acknowledge that Franchisor currently requires multi-unit franchisees to demonstrate a net worth not less than $5,000,000 and that not less than $2,000,000 of their net worth must be liquid.

(c) Tenant shall not be relieved of the obligation to perform any of the terms and conditions of this Lease following such assignment or subletting.

12.2 Landlord Assignment. Subject to the provisions of Article XIII, Landlord shall have the right to assign or transfer its interest in this Lease at any time, provided that the assignee or transferee assumes and agrees to be bound by the terms of this Lease and further provided that Landlord notifies Tenant of such assignment and provides Tenant with an executed copy of the transfer instrument within a reasonable time subsequent to occurrence.

12.3 Continuous Use. In the event the Premises are not used to conduct the business permitted herein for a commercially reasonable number of hours per day for a period of at least thirty (30) days (other than due to circumstances beyond the control of Tenant), Landlord may notify Tenant of Landlord’s intent to retake the Premises, and after passage of fourteen (14) days may retake possession and shall use its best efforts to relet said Premises for such rent and upon such terms as it may deem fit, holding Tenant responsible for all rent due herein until such time as rents are received under a replacement lease. Upon the re-rental, if a sufficient sum shall not be thus realized monthly after reasonable expenses of reletting to satisfy the rent owing under this Lease by Tenant, Tenant agrees to satisfy and pay such monthly deficiency during each month of the remaining period of this Lease.

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ARTICLE XIII - RIGHT OF FIRST REFUSAL

13.1 Right of First Refusal. Intentionally Omitted

ARTICLE XIV – MISCELLANEOUS

14.1 Accord and Satisfaction. No payment received by Landlord of a lesser amount than the rent or other charges shall be deemed to be other than on account of the earliest stipulated rent or other charges nor shall any statement on a check or any letter accompanying a payment of rent or other charges be deemed an accord and satisfaction. Landlord may accept payment without prejudice to Landlord’s right to recover the balance of rent or other charges to pursue any remedy in this Lease.

14.2 Entire Agreement. This Lease and any Exhibits or Addendums attached hereto set forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties hereto other than as herein set forth. No subsequent change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

14.3 No Partnership. Landlord does not in any way become a partner, joint venturer, or member of a joint enterprise with Tenant.

14.4 Force Majeure. If either party is delayed from the performance of any act required hereunder by reason of labor troubles, inability to procure materials, failure of power, restrictive governmental regulations, riots, insurrection, war or like reasons not the fault of the party delayed, then the period for performance of the act shall be extended for a period equivalent to the period of the delay.

14.5 Waiver. The waiver by Landlord or Tenant of any breach of any term, covenant, or condition herein shall not be deemed a waiver of the term, covenant, or condition. The acceptance of rent by Landlord shall not be deemed a waiver of any preceding breach by Tenant of any covenant herein, other than the failure of Tenant to pay the rent so accepted. No covenant, term or condition of this Lease shall be waived by Landlord or Tenant unless the waiver be in writing.

14.6 Notices. Any notices given or required to be given to Landlord shall be sent or personally delivered to the address stated in Section 1.3, and any notices given or required to be given to Tenant shall be sent or personally delivered to the address stated in Section 1.5. Unless otherwise stated in this Lease, notices shall be deemed given (i) three (3) days after being deposited in the U.S. Mail, postage prepaid and correctly addressed, certified or registered mail, to the respective party, (ii) the next business day after being deposited with a national overnight delivery service (e.g., Federal Express or UPS) air bill prepaid and correctly addressed for next business day delivery to the respective party, or (iii) when personally delivered to a party. A party may change its address for notices by providing the other party written notice of such changed address as provided above.

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14.7 Partial Invalidity. If any provision of this Lease or any specific application shall be invalid or unenforceable, the remainder of this Lease, or the application of the provisions in other circumstances, shall not be affected, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

14.8 Memorandum Lease. Landlord and Tenant upon the request of either party shall execute a Memorandum of Lease in a form approved for recording by the laws of the state in which the Premises is located. Either party shall be entitled to record the Memorandum of Lease with the appropriate land title registry of the state in which the Premises is located. If such recording is required by law, each party shall execute and deliver to the other and/or the appropriate land title register all documents necessary to accomplish such recording. Tenant shall pay the costs of any mandatory recording.

14.9 Consent. Where any provision of this Lease requires prior written consent by either party, such consent shall not be unreasonably withheld nor unduly delayed.

14.10 Quiet Title. Landlord covenants and warrants (unless otherwise specified herein) that Landlord is seized in fee title to the Premises free and clear of all encumbrances, easements, right of way, reservations, restrictions, covenants, limitations and conditions which might in any manner or to any extent prohibit, restrict or affect the operation of Tenant’s business as stated herein with its necessary appurtenances. For so long as Tenant fulfills the conditions and covenants required of Tenant under this Lease, Tenant shall have peaceful and quiet possession of the Premises. Landlord further covenants and warrants that Landlord has good right, full power and lawful authority to enter into this Lease for the full Term.

14.11 Remedies Cumulative. All remedies conferred on Landlord and Tenant by this Lease shall be deemed cumulative and no one remedy shall be deemed to be exclusive of the other or of any other remedy conferred by law or equity. Failure to insist upon strict performance of any of the provisions herein contained shall not be deemed a waiver of any subsequent breach or default in any such provisions.

14.12 Binding Effect. The covenants and agreements contained in this Lease shall bind the respective successors, assigns, heirs and legal representatives of the parties hereto.

14.13 Applicable Law. This Lease shall be governed by the laws of the state in which the Premises are located,

14.14 Holding Over. Any holding over after the expiration of the Term (as it may be extended) with or without Landlord’s consent shall be construed to be a tenancy from month to month at the same Base Monthly Rent in effect immediately prior to the expiration of the Term, and otherwise on the same terms and conditions hereof.

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14.15 Subordination and Attornment. This Lease shall be subject and subordinate to any existing mortgage or mortgages or to any future mortgage or mortgages, or to any renewal, replacement or extension of any existing or future mortgage or mortgages that are currently or may in the future become a lien on the Premises, provided, however, that the mortgagee of any such existing or future mortgage agrees not to terminate this Lease, or disturb Tenant’s possession of the Premises, or do anything which will adversely affect the rights of Tenant hereunder, so long as Tenant pays the rent, and observes and performs all of the other obligations, provisions, covenants and conditions required of Tenant by this Lease, and Tenant agrees to execute whatever instruments may be required to effect such subordination. For the purposes of this Section, a mortgage shall be defined as any financing document representing an interest in the Premises, including, but not limited to, a Mortgage, Deed of Trust, or Land Contract. Further, Tenant acknowledges and agrees that, if Lender shall succeed to the interest of Landlord under this Lease, Tenant shall be bound to Lender as Landlord, from and after Lender’s succession to the interest of Landlord under the Lease, and Lender shall have the same remedies against Tenant for the breach of any agreement contained in the Lease as are available thereunder to Landlord. Tenant hereby agrees to assign over and pay to Lender all rents due and owing under this Lease subsequent to Lender’s succession to the interests of Landlord.

[THIS SPACE LEFT BLANK INTENTIONALLY]

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14.17 Signatures. IN WITNESS WHEREOF, the parties hereunto have set their hand and seal on the date set forth in Section 1.1 above:

LANDLORD:		TENANT:

DIVALL INSURED INCOME		WENDGUSTA, LLC
PROPERTIES 2		a Florida limited liability company
LIMITED PARTNERSHIP

By:	The Provo Group, Inc.,
its general partner

By:		By:
	Bruce Provo - President		Lewis E. Topper - Manager

By:
Jeffrey J. Coughlan – Manager

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STATE OF __________	)
) ss
COUNTY OF __________	)

Personally came before me this _____ day of __________, 2020, Bruce Provo, the President of The Provo Group, Inc., the General Partner of DiVall Insured Income Properties 2 Limited Partnership (the “Company”), to me known to be the person who executed the foregoing instrument, and to me known to be the President of such General Partner, and acknowledged that he executed the foregoing instrument as the General Partner of the Company.

Notary Public, State of __________
My Commission: __________

(Notarial Seal)

STATE OF __________	)
) ss
COUNTY OF __________	)

Personally came before me this ____ day of __________, 2020, Lewis E. Topper and Jeffrey J. Coughlan, both Managers of Wendgusta, LLC (the “Company”), to me known to be the persons who executed the foregoing instrument, and to me known to be such Managers of said Company, and acknowledged that they executed the foregoing instrument as such officers as the deed of said Company, by its authority.

Notary Public, __________
My Commission: __________

(Notarial Seal)

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ADDENDUM A

PERSONAL GUARANTY – Intentionally Omitted

ADDENDUM B

SPECIAL TERM – Intentionally Omitted

Exhibit A

Legal Description

3013 Peach Orchard Road, Augusta, Georgia

All that tract or parcel of land situate, lying, being south of the City of Augusta, in the 123rd G.M.D. of Richmond County, Georgia, containing 0.75 acres, more or less, and being more particularly described as follows;

Beginning at the intersection of the southern right-of-way of Harding Road and the western right-of-way of Peach Orchard Road; thence in a southwesterly direction along the right-of way of Peach Orchard Road a distance of 268.29 feet to an iron pipe found being the point of beginning; thence along said right-of-way S 22° 41’ 00” W a distance of 134.81 feet to an iron pipe found; thence N 80° 41’ 54” W a distance of 249.65 feet to an iron pipe found; thence N 220 46’ 25” E a distance of 134.49 feet to an iron pipe found; thence S 80° 36’ 13” E a distance of 249.75 feet to an iron pipe found being the point of beginning.

Said tract is bounded on the each by Peach Orchard Road, on the south by Powell House Wrecking Company, on the west by Pryor-Wise and on the north by Pryor-Wise.